UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
 The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2005

CASCADE BANCORP
(Exact name of registrant as specified in its charter)

Oregon	0-23322	93-1034484
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 NW Wall Street
Bend, Oregon 97701
(Address of principal executive offices (Zip Code)

(541) 385-6205

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 27, 2005, Cascade Bancorp, an Oregon corporation (the “Company”), announced that it and its newly formed, wholly-owned subsidiary, Igloo Acquisition Corporation, an Oregon corporation (“Merger Subsidiary”) have entered into a definitive Agreement of Merger (the “Merger Agreement”), dated as of December 27, 2005, with F&M Holding Company, an Idaho corporation (“F&M”) and David F. Bolger, the majority shareholder of F&M. Pursuant to the terms of the Merger Agreement, which has been approved by each company’s Board of Directors and by F&M’s shareholders, the Company will pay the equivalent of approximately $147 million for F&M, based on the closing price of $23.39 per share of company common stock on December 23, 2005.  Shareholders of F&M will receive a total of approximately $18.6 million in cash, plus 5,325,000 shares of Company common stock and will have the right to receive an additional approximate $3.9 million after closing if certain conditions are met.  As of December 23, 2005, the Company had 16,952,240 shares of common stock outstanding and 17,895,472 shares of Company common stock outstanding on a fully diluted basis.  Pursuant to the Merger Agreement, the Merger Subsidiary will merge with and into F&M (the “Merger”) with F&M, then a wholly-owned subsidiary of the Company, as the survivor corporation of the Merger.  As soon as possible following the closing of the Merger, the Company will merge F&M with and into the Company and cause Farmers & Merchants State Bank, a wholly-owned subsidiary of F&M, to be merged with and into Bank of the Cascades, a wholly-owned subsidiary of the Company whereupon the separate existence Farmers & Merchants State Bank shall cease (the “Bank Merger”).

Following the Bank Merger, the existing Board of Directors of Farmers & Merchants State Bank will be constituted as an advisory board of Bank of the Cascade and shall continue to receive directors’ fees in accordance with Farmers & Merchants State Bank’s director compensation policies as in effect on December 27, 2005 through the date that they serve as members of an advisory board to Bank of the Cascade, which the parties have agreed will be at least December 31, 2006.  In addition, at Closing, the Company will pay $25,000 to each former non-management director of Farmers & Merchants State Bank.

The Merger is expected to close during the second quarter of 2006.  The Merger is subject to regulatory approvals, the approval of the Company’s shareholders of the issuance of the shares of Company common stock that would be issued in the Merger and other customary closing conditions.

In addition to the foregoing, in connection with the Merger Agreement, the Company and certain of  F&M’s shareholders, including Mr. Bolger (the “Shareholders”),  entered into a Shareholders Agreement, dated as of December 27, 2005.  Among other things, under the Shareholders Agreement the Company increased the size of the Company’s Board of Directors by two directors, elected two nominees of Mr. Bolger to the Board effective immediately following the effective time of the Merger.  The parties also agreed that as long as the Shareholders hold at least 15% of the outstanding shares of Company common stock, Mr. Bolger shall have the right to nominate two candidates for election to the Company’s Board of Directors.  If the Shareholders own at least 5% but less than 15% of the outstanding shares of Company common stock, Mr. Bolger shall have the right to nominate one nominee to the Company’s Board of Directors.  In addition, for a period of three (3) years following the effective date of the Merger, the Shareholders agreed to vote in favor of all persons nominated by the Company’s Board of Directors for election to the board and to vote in favor of any matter submitted to the Company’s shareholders by the Board of Directors except with respect to transactions that would result in a change of control of the Company and certain other exceptions.  Furthermore, the Company agreed to register the shares of Company common stock issued in the Merger on behalf of the recipients thereof under certain circumstances.

In addition to the foregoing, in connection with the Merger Agreement, the Company entered into an Independent  Contractor Agreement, dated as of December 27, 2005,  with Clarence Jones, the current Chairman of the Board of Directors of Farmers & Merchants State Bank pursuant to which Mr. Jones will be paid $600,000 upon closing of the Merger in consideration of his termination as Chairman of the Board of Directors.  In addition, Mr. Jones agreed to provide certain services to the Company on an as-requested basis, for which he will be paid $6,000 per month until December 31, 2006, unless the Independent Contractors Agreement is earlier terminated.

The Merger Agreement, Shareholders Agreement and the Independent  Contractor Agreement will be filed separately with the Securities and Exchange Commission.

On December 27, 2005, the Company issued a press release with respect to the execution of the Merger Agreement and the proposed Merger.  A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference in its entirety.

Item 3.02  Unregistered Sales of Equity Securities.

The shares of Company common stock to be issued in the Merger (the “Merger Shares”) will not be registered under the Securities Act of 1933, as amended, or any state securities laws.  The Merger Shares will be issued without registration pursuant to one or more exemptions from registration, including the exemption for offers and sales to accredited investors.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The information set forth above in Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

          (d)     99.1 Press Release Dated December 27, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned; hereunto duly authorized this 27th day of December, 2005.

CASCADE BANCORP.

BY:	/s/ Patricia L. Moss

Patricia L. Moss, President and
Chief Executive Officer